                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                  (in millions)

                                                    Twelve Months                            Twelve Months
                                                 Ended September 30,                       Ended December 31,
                                                --------------------    --------------------------------------------------------
                                                  2002        2001        2001        2000        1999        1998        1997
                                                --------    --------    --------    --------    --------    --------    --------
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                 $  682.6    $  226.8    $  389.2    $  449.0    $  556.1    $  461.1    $  397.0
ADJUSTMENTS:
    Interest during construction                    (2.7)       (2.6)       (2.2)       (2.2)       (2.8)       (2.1)       (3.0)
    Distributed (Undistributed) equity income       (1.0)        1.8         2.2        (5.5)       (5.8)       (0.4)        3.6
    Fixed charges *                                135.6       170.8       177.9       192.8       183.8       163.3       180.5
                                                --------    --------    --------    --------    --------    --------    --------
Earnings available                              $  814.5    $  396.8    $  567.1    $  634.1    $  731.3    $  621.9    $  578.1
*FIXED CHARGES:
    Interest on long-term and short-term debt,
     including amounts capitalized                 116.6       132.8       123.6       154.3       152.9       145.4       145.6
    Other interest                                  10.8        24.1        45.9        18.3        14.9         1.4        15.2
    Portion of rentals representing interest         8.2        13.9         8.4        20.2        16.0        16.5        19.7
                                                --------    --------    --------    --------    --------    --------    --------
Total Fixed Charges                             $  135.6    $  170.8    $  177.9    $  192.8    $  183.8    $  163.3    $  180.5
RATIO OF EARNINGS TO FIXED CHARGES              $   6.01    $   2.32    $   3.19    $   3.29    $   3.98    $   3.81    $   3.20
                                                ========    ========    ========    ========    ========    ========    ========

Prior periods have been restated to reflect discontinued operations.


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